Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-180300-03
October 24, 2014

$2,000,000,000

3.000% FIXED RATE SENIOR NOTES DUE 2021

FINAL PRICING TERM SHEET

Issuer:	Credit Suisse AG, acting through its New York Branch
Note type:	Fixed Rate Senior Notes
Format:	SEC Registered
Minimum denomination:	$250,000 x $1,000
Trade date:	October 24, 2014
Settlement date:	October 29, 2014 (T+3)
Maturity date:	October 29, 2021
Principal amount:	$2,000,000,000
Coupon:	3.000%
Public offering price:	99.400%
Interest payment dates:	April 29 and October 29. First payment on April 29, 2015
Day count:	30/360
CUSIP:	22546QAR8
ISIN:	US22546QAR83
Sole bookrunner:	Credit Suisse Securities (USA) LLC
Co-managers:	MFR Securities, Inc. Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc.

The issuer has filed a registration statement, including a prospectus, a prospectus supplement, and a preliminary pricing supplement with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.